Exhibit 10.26

Execution Version

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of September 25, 2007, by and among LVB Acquisition Merger Sub, Inc., an Indiana corporation (“Merger Sub”), LVB Acquisition Holding, LLC, a Delaware limited liability company (“Holding”), LVB Acquisition, Inc., a Delaware corporation (“Parent”, and together with Merger Sub, Holding and their respective successors, the “Companies”), Blackstone Management Partners V L.L.C. (“Blackstone”), Goldman, Sachs & Co. (“Goldman Sachs”), Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and TPG Capital, L.P. (“TPG”, together with Blackstone, Goldman Sachs and KKR, the “Managers”).

WHEREAS, Parent, Merger Sub and Biomet, Inc., an Indiana corporation (“Biomet”), entered into an Agreement and Plan of Merger, dated as of December 18, 2006 (as amended and restated as of June 7, 2007, and as may be amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, the Companies are engaging in a transaction pursuant to the Merger Agreement in which Merger Sub commenced a tender offer for all of the outstanding shares of common stock of Biomet on June 13, 2007 (the “Offer”);

WHEREAS, the Offer was completed on July 11, 2007 in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., BCP V-S L.P., Blackstone Family Investment Partnership V L.P., Blackstone Family Investment Partnership V-A L.P., Blackstone Participation Partnership V L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., KKR Biomet, LLC, TPG Partners IV, L.P., TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. (collectively, the “Funds”) have made an equity investment in Holding in connection with the Offer;

WHEREAS, on July 17, 2007, the Funds, through their indirect interest in Merger Sub, formally acquired the shares of common stock of Biomet tendered in the Offer;

WHEREAS, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Biomet, with Biomet as the surviving corporation (the “Merger”);

WHEREAS, pursuant to the Merger Agreement and by virtue of the Merger, Biomet will assume, by operation of law, all of the liabilities and obligations of Merger Sub, including all liabilities and obligations set forth in this Agreement; and

WHEREAS, the Companies wish to retain the Managers to provide certain management and advisory services to the Companies, and the Managers are willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Each Manager hereby severally agrees that, during the term of this Agreement (the “Term”), it will provide to the Companies, to the extent requested by the Companies and mutually agreed by the Companies and each Manager, by and through itself and/or such Manager’s successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as such Manager in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Companies; provided, that the responsibilities of one Manager shall not be substantially disproportionate to the responsibilities of any other Manager. Such management, advisory and consulting services shall include, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies and their respective subsidiaries;

(b) advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or their respective subsidiaries;

(c) financial, managerial and operational advice in connection with day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies or their respective subsidiaries; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Managers and the Companies may from time to time agree in writing.

The Managers or the Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as the Managers deem reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Managers or the Manager Designees on a weekly, monthly, annual or other basis. The Companies acknowledge that each of the services are not exclusive to the Companies or their respective subsidiaries and that the Managers and the Manager Designees may render similar services to other persons and entities. The Managers and the Companies understand that the Companies or their respective subsidiaries may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by the Managers and the Manager Designees under this Agreement; provided, that any such engagement will be made pursuant to the terms of the Amended and Restated Limited Liability Operating Agreement of Holding dated as of July 11, 2007 (as may be amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among Holding and the Funds. In providing services to the Companies or their respective subsidiaries, the Managers and Manager Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) On the date hereof, Merger Sub will pay to the Managers (or their respective Manager Designees) an aggregate transaction fee equal to $111,690,183.40 (one hundred eleven million six hundred ninety thousand one hundred eighty three dollars and forty cents) (the “Transaction Fee”). The Transaction Fee will be divided among the Managers as follows: (i) Blackstone will be entitled to 25%; (ii) Goldman Sachs will be entitled to 25%; (iii) KKR will be entitled to 25%; and (iv) TPG will be entitled to 25%. In addition to the Transaction Fee, on the date hereof, Merger Sub will pay to the Managers (or their respective Manager Designees), upon obtaining the unanimous consent of the Managers, an amount equal to all out-of pocket expenses incurred by or on behalf of Holding, Parent and each Manager or their respective affiliates, including, without limitation, (i) the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors that may have been retained by Holding and/or any Manager or its respective affiliates and (ii) any fees (including any financing fees) related to the Merger (all such fees and expenses, in the aggregate, the “Covered Costs”).

(b) During the Term, Merger Sub will pay to the Managers (or their respective Manager Designees) a quarterly aggregate monitoring fee equal to 1.0% (one percent) of the Companies’ Adjusted EBITDA for the calendar quarter in question (the “Monitoring Fee”) as partial compensation for the services provided by the Managers or the Manager Designees under this Agreement, with such fee being payable by Merger Sub in arrears as soon as practicable following the determination of Adjusted EBITDA for the applicable calendar quarter; provided, that the Monitoring Fee shall be payable in full for (i) the first quarter of the 2008 fiscal year of Biomet (or, for the avoidance of doubt, the period from June 1, 2007 through August 31, 2007) and (ii) any calendar quarter (or any portion thereof) during which this Agreement was in effect, without pro-ration or refund in whole or in part; provided, further, that the Managers or Manager Designees may, in their sole discretion, pay, or cause Merger Sub to pay, any portion of the Monitoring Fee to any third-party in respect of services provided from time to time by such third party to the Companies. For calculation of the Monitoring Fee, “Adjusted EBITDA” shall mean “Consolidated EBITDA” as such term is defined in that certain Credit Agreement, dated September 25, 2007, as amended from time to time, by and among Biomet, Parent and Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto, relating to the issuance of a dollar term loan, a dollar revolving credit facility and an alternative currency revolving credit facility in an initial aggregate amount of $2,740,000,000 and euro term loans in an initial aggregate amount of €875,000,000 (the “Credit Agreement”); provided, that, for purposes of this Agreement, Adjusted EBITDA shall exclude section (a)(vii) (adjustments in respect of the Monitoring Fee) and section (a)(ix) (adjustments in respect of certain projected cost savings) of the definition of Consolidated EBITDA in the Credit Agreement.

(c) During the Term, in addition to the fees paid pursuant to Section 2(b), Merger Sub will pay to the Managers (or their respective Manager Designees) an aggregate fee (the “Subsequent Fee”) in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition, spin-off or split-off transactions involving the Companies or any of their direct or indirect subsidiaries equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(d) Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such respective other account(s) as the respective Managers may specify to Merger Sub in writing prior to such payment. Each payment made pursuant to this Section 2 (other than the Transaction Fee and the Covered Costs) shall be allocated among the Managers (or their respective Manager Designees) as follows: (i) Blackstone will be entitled to 25%; (ii) Goldman Sachs will be entitled to 25%; (iii) KKR will be entitled to 25%; and (iv) TPG will be entitled to 25%; provided, that such allocation shall be adjusted to reflect any transfers of membership units of Holding owned by investment funds affiliated with a Manager and/or entities controlled by affiliates of such Manager following the date hereof (such Manager, a “Transferring Manager”), other than (x) transfers to affiliates of such Transferring Manager permitted pursuant to Section 7.02 of the LLC Agreement or (y) pro rata transfers by each of the investment funds affiliated with the Transferring Managers and each of the entities controlled by affiliates of such Transferring Managers (such allocation, as adjusted from time to time, the “Allocation Percentage”). For the avoidance of doubt, upon a transfer giving rise to an adjustment pursuant to the preceding sentence (i) the Transferring Manager’s Allocation Percentage shall be reduced by a percentage equal to (x) the number of membership units transferred by investment funds affiliated with such Transferring Manager and/or entities controlled by affiliates of such Transferring Manager over (y) the total number of membership units held by investment funds affiliated with the Transferring Manager and/or entities controlled by affiliates of such Transferring Manager prior to such transfer, and (ii) the Allocation Percentages of the non-Transferring Managers shall be increased, in the aggregate, by the same percentage, such increase to be allocated among the non-Transferring Managers pro rata in accordance with their respective Allocation Percentages immediately prior to such transfer.

3. Deferral. In the event that any financing or similar agreements to which any of the Companies is a party and that have been approved by Requisite Sponsor Consent (as such term is defined in the LLC Agreement) (the “Financing Documents”) restrict the payment of all or any portion of any fee payable to the Managers (or their respective Manager Designees) pursuant to Section 2 above for any payment period (such restricted fees, the “Deferred Fees”), the amount of fees paid to each Manager and Manager Designee in such period will be reduced pro rata (based on aggregate fees payable to each such Manager or their respective Manager Designee), and any Deferred Fees will accrue in the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect until December 31, 2017; provided that this Agreement shall be automatically extended each December 31 for an additional year unless the Companies or the Managers, acting upon Requisite Sponsor Consent, provide written notice of their desire not to automatically extend the term of this Agreement to the other parties hereto at least ninety (90) days prior to such December 31; provided, further, that (x) this Agreement may be terminated at any time upon Requisite Sponsor Consent and (y) this Agreement shall terminate automatically immediately prior to the earlier of (i) an initial underwritten public offering of the equity securities or equity interests of Parent, Merger Sub or any of their successors (an “IPO”) or (ii) a transfer or issuance of equity securities of any of the Companies (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a Person or Persons other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company, upon the consummation of such transfer or issuance, or the sale of all or substantially all of the assets of any of the Companies (any such sale transaction, a “Sale”), in each case, unless otherwise agreed by Requisite Sponsor Consent. For the avoidance of doubt, termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination. In the event of a termination of this Agreement, Merger Sub will pay the Managers (or their respective Manager Designees) (i) all unpaid Transaction Fees (pursuant to Section 2(a) above), Covered Costs (pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Deferred Fees (pursuant to Section 3 above) and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination plus (ii) the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Monitoring Fees that would have been payable with respect to the period from the date of termination until the expiration date in effect immediately prior to such termination, assuming for such purposes that (a) the baseline Adjusted EBITDA for purposes of such calculation is the greater of (x) Adjusted EBITDA for the most recently completed quarter and (y) the average of the Adjusted EBITDA for the last four completed quarters and (b) EBITDA would have grown during each subsequent quarter until the expiration date in effect immediately prior to such termination at a rate reflecting the greater of (x) a compounded annual growth rate of 12% and (b) the compounded annual growth rate of the last two completed fiscal years. The amounts described in clause (ii) above shall be divided among the Managers in accordance with the Managers’ Allocation Percentage, as of such date. In the event of an IPO or Sale that, in either case, includes non-cash consideration, each Manager may elect for it or its Manager Designees to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such IPO or Sale in the form of such non-cash consideration, valued at the sale price. All of Section 4 through Section 14 will survive termination of this Agreement.

5. Expenses; Indemnification.

(a) Expenses. Merger Sub will pay to the Managers (or their respective Manager Designees) on demand all Reimbursable Expenses whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred following the consummation of the Merger relating to the services provided by the Managers, their respective affiliates, or the Manager Designees to the Companies or any of their affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the Managers or the Manager Designees) and other travel related expenses), (ii) all out-of-pocket legal expenses incurred by the Managers, their respective affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement, the Merger Agreement or any related documents or instruments, whether incurred prior to or following the date of this Agreement, and (iii) all expenses incurred by the Managers, their respective affiliates or the Manager Designees which are properly allocable to the Companies, including in connection with their management and operations, whether incurred prior to or following the date of this Agreement.

(b) Indemnity and Liability. The Companies, jointly and severally, will indemnify, exonerate and hold the Managers, the Manager Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim arising out of, or in any way relating to (i) this Agreement, the Merger Agreement, any transaction to which any of the Companies is a party or any other circumstances with respect to any of the Companies or (ii) operations of, or services provided by the Managers or the Manager Designees to, the Companies, or any of their respective affiliates from time to time; provided, that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. None of the Managers nor any of their respective Manager Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Managers or the Manager Designees hereunder. In no event will the Managers, the Manager Designees or Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Managers or the Manager Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Managers, the Manager Designees and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Managers, the Manager Designees or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager, each Manager Designee and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Companies, on the one hand and each Manager and Manager Designee (or one or more of their respective Indemnitees or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve the Managers, the Manager Designees or their respective Indemnitees. Except as the Managers or the Manager Designees, may otherwise agree in writing after the date hereof:

(i) The Managers, the Manager Designees and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Companies and their subsidiaries, (C) to take any other action that a Manager or a Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b), and (D) not to present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii) The Managers, the Manager Designees and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Managers, the Manager Designees or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Except as provided in Section 6(a), none of the Managers, the Manager Designees nor any of their respective Indemnitees will be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such Person’s participation therein.

(c) Limitation of Liability. In no event will a Manager, a Manager Designee or any of their respective Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by a Manager or a Manager Designee hereunder.

7. Assignment, etc. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) each Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement, in which event such Manager will no longer be entitled to any fees under Section 2 and reimbursement of expenses under Section 2(a) and Section 5(a) and will be released of all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Managers will inure to the benefit of such Indemnitees and their successors and assigns.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless given in writing by Requisite Sponsor Consent and executed by the Companies; provided, that any amendment or waiver that would have a disproportionate material adverse effect on a Manager relative to the other Managers shall require the written consent of that Manager; provided, further, that any Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived portion will revert to the Companies. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

12. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies (with a copy, which shall not constitute notice, to Blackstone, Goldman Sachs, KKR and TPG), to:

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Attention: General Counsel

Facsimile: (574) 372-1960

If to Blackstone, to:

Blackstone Management Partners V L.L.C.

345 Park Avenue

New York, NY 10154

Attention: Chinh E. Chu

Facsimile: (212) 583-5722

with a copy (which shall not constitute notice) to:

Blackstone Management Partners V L.L.C.

345 Park Avenue

New York, NY 10154

Attention: Michael Dal Bello

Facsimile: (212) 583-5384

If to Goldman Sachs, to:

Goldman, Sachs & Co.

One New York Plaza, 38th Floor

New York, NY 10004

Attention: Ben Adler

Facsimile: (212) 482-3820

with a copy (which shall not constitute notice) to:

Fried Frank Harris Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Robert C. Schwenkel

Facsimile: (212) 859-4000

If to KKR, to:

Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: Michael W. Michelson

Facsimile: (650) 233-6564

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Peter F. Kerman

Facsimile: (650) 463-2600

If to TPG, to:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

Attention: Clive D. Bode

Facsimile: (817) 871-4088

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Michael A. Gerstenzang

Facsimile: (212) 225-3999

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

14. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[SIGNATURE PAGES TO FOLLOW]

LVB ACQUISITION HOLDING, LLC

By:	/s/ Stephen Ko
Name:	Stephen Ko
Title:	Co-President

LVB ACQUISITION, INC.

By:	/s/ Stephen Ko
Name:	Stephen Ko
Title:	Co-President

LVB ACQUISITION MERGER SUB, INC.

By:	/s/ Stephen Ko
Name:	Stephen Ko
Title:	Co-President

BLACKSTONE MANAGEMENT PARTNERS V L.L.C.

By:	/s/ Chinh E. Chu
Name: Chinh E. Chu
Title: Senior Managing Director

GOLDMAN, SACHS & CO.

By:	/s/ Katherine B. Enquist
Name: Katherine B. Enquist
Title: Managing Director

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:

By:	/s/ John Saer
Name: John Saer
Title: Member

TPG CAPITAL, L.P.

By:	Tarrant Capital, LLC, its General Partner

By:	/s/ Clive D. Bode
Name: Clive D. Bode
Title: Vice-President

Schedule 1

Wire Transfer Instructions for Blackstone:

JP Morgan

ABA #: 021-000-021

Account Name: Blackstone Management Partners V L.L.C.

Account #: 066-650739

Ref: Biomet

Wire Transfer Instructions for Goldman Sachs:

Citibank, New York

ABA: 021 000 089

1st Bene: Goldman Sachs and Company

Account #: 30627533

2nd Bene: MBD Fee Clearance Account

Account #: 8720-4380

Ref: Biomet monitoring fee

Attn: Bryan Menar

Wire Transfer Instructions for KKR:

JP Morgan Chase

ABA#: 021-000-021

Credit: T&I Ledger, #999-99-651

FFC A/C Name: Kohlberg Kravis Roberts & Co FFC A/C #: C55144-007

Ref: Biomet

Wire Transfer Instructions for TPG:

JP Morgan Chase Bank—New York

Swift: CHASUS33

ABA #: 021-000-021

Account Name: TPG Capital, LP

Account #: 722602604

Reference: Biomet Monitoring/Transaction Fees

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